Exhibit 99.1
VIRCO MFG. CORPORATION

Date:	April 11, 2007

To:	All Executive Officers and Directors

From:	Bob Dose

Subject:	Important Notice Concerning Blackout Period
     This notice is to inform you that, in connection with the transitioning of the Virco 401(k) Plan (the “Plan”) to a new recordkeeper, a blackout trading restriction will be occurring under the Plan as described below. As a result of the transitioning to the new Plan recordkeeper, participants in the Plan will be temporarily unable to direct or diversify investments in their individual accounts, obtain a loan from the Plan or obtain a distribution. This period, during which Plan participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period”.
     Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Regulation BTR require that the Company impose a broader trading blackout on directors and executive officers while the blackout period is in effect. During this period, it is unlawful for any directors or executive officers of the Company, directly or indirectly, to purchase, sell, or otherwise acquire or transfer the Company’s equity securities (including any derivative securities tied to the value of the Company’s common stock) to the extent that such equity security was acquired in connection with the director’s or executive officer’s service or employment. The prohibitions also apply to any direct or indirect pecuniary interest you may have in Company equity securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.
     If you engage in a transaction that violates these restrictions, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties. The blackout period will begin at 3:00 EST on April 20, 2007 and continue through April 29, 2007.
     In light of the fact that this blackout period will occur during the period in which you may not trade in the Company’s securities under the Company’s Insider Trading Plan, we do not believe the restrictions described above will have any additional impact on your ability to trade.
     If you have any questions concerning this notice please contact Bob Dose.